Exhibit 21.1

List of Subsidiaries of Registrant

Pixelplus Asia Co., Limited, a company organized under the laws of Hong Kong

Pixelplus Shanghai Ltd., a company organized under the laws of the People’s Republic of China

Pixelplus Semiconductor, Inc., a corporation organized under the laws of the State of California